Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CKX, Inc. (formerly Sports Entertainment Enterprises, Inc.)
New York, New York

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 25, 2005, relating to the financial statements of CKX, Inc. (formerly Sports Entertainment Enterprises, Inc.) as of and for the years ended December 31, 2004 and 2003, appearing in the Prospectus (Registration Statement No. 333-123995), filed with the Securities and Exchange Commission on June 22, 2005, and appearing in the Annual Report on Form 10-KSB for the year ended December 31 2004, filed with the Securities and Exchange Commission on March 31, 2005.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

PIERCY BOWLER TAYLOR & KERN

/s/ Piercy Bowler Taylor & Kern

Las Vegas, Nevada

December 23, 2005